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                              ANALYSTS/INVESTORS
                              QUESTIONS & ANSWERS




1. What was the basis upon which the Company was sued with respect to the proposed Conversion?

         The complaints alleged that the terms of the Conversion unfairly transfer substantial equity to the General Partner to the detriment of the B Interests and constitutes a breach of fiduciary duty. Management believes the complaints are without merit and that the Conversion is fair to both the limited partners and the General Partner.

2. What is the current outlook for the lawsuit and its probable effect on the transaction?

         The Company has filed a motion to dismiss the complaint. At the moment, nothing is happening. Management doesn't expect this will have any effect on the transaction.

3. The financial statements have been describing a lawsuit with R&B regarding the Dorman divestiture for a long time. What is going on?

         Discovery is continuing with respect to the lawsuit. Also, we expect to begin arbitration proceedings with respect to the closing balance sheet later this year. In the opinion of management, the ultimate resolution of this matter will not have a material effect on the consolidated financial position, operations or cash flows of the Company.

4.       What is the outlook for earnings? A. Current quarter B. For 1997
         C. For 1998

         It is SunSource's policy not to make earnings projections. With respect to the projections included in this Proxy, "the projections were not intended for use by public investors and should not be relied upon by them." See page 6 to Exhibit D of the Proxy for more caveats to the projections contained therein.

5.       What will the Company do if the Conversion is not approved?

         If the Conversion is not approved, the Company presently intends to continue to operate the business in its current form subject to corporate taxation after December 31, 1997. The Company would most likely explore other alternatives to the Conversion again, including liquidation.









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6.       I understand part of the gain on the exchange of A Interests is subject to tax as ordinary income. Why is this and how much gain will there be?

         Yes, the portion of the consideration to be received on the exchange of A interests that is attributable to the Company's inventory items will be subject to tax as ordinary income. Management currently estimates that the ordinary income component will range from approximately $.20 to $.40 per A interest and will be finalized once the Conversion is consummated and the fair market value of the Class A consideration is known. If the Conversion is approved, the Company intends to distribute with its final K-1 package for partial year 1997, a complete guide regarding tax matters as a result of the Conversion to assist investors in the preparation of their 1997 income tax returns.

7. I am confused about the tax treatment for the gain for investors who own both A and B Interests.

         Taxes vary with each individual's circumstances and I don't think it is practical to discuss them in this forum. The tax treatment is spelled out in great detail beginning on page 79 of the Proxy.

8.       What is OID income? How does it affect owners of Trust Preferred
         Securities?

         OID income is a complex issue that is discussed in detail on page 81 of the Proxy.

9. The Conversion looks like a really good deal for the General Partner. How does the issuance of all that Common Stock affect the other holders of Common Stock?

         The General Partner will receive 1,000,000 shares of Common Stock and the Company will retain the rights to the management fee and GP distributions which together aggregate about $3.7 million annually. The net effect on the Company's earnings per Common Stock after corporate income taxes is anti-dilutive as a result of the GP exchange based on the Company's current annual earnings.

10. There is mention of potential acquisitions in the Prospectus. Is anything imminent?

         The Company is pursuing discussions with a number of prospective sellers of businesses, particularly in glass merchandising. These discussions may lead to acquisitions, one of which may be material. The Company is currently not a party to any agreement or understanding regarding a material acquisition.

11. Why did you decide to pursue Conversion rather than remain a master limited partnership as permitted under the new tax legislation?

         Management analyzed the impact of the new 3.5% tax on gross income that would be imposed if we elected to remain an MLP and concluded that it was not advantageous relative to the alternative of conversion. The reasons to convert to corporate form are set forth beginning on page 41 of the Proxy.






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12.      Is Lehman going to sell its entire investment in Sun Source?

         Lehman has made an agreement with the Company to sell some or all of their shares following conversion. Whether they actually do so is up to them and will depend, at least in part, upon market conditions.

13. How many shares will management be selling as part of the secondary offering? Who is selling and why?

         I don't intend to sell any of my shares even though the agreement permits management to sell up to 20% of its shares.

14. Why aren't there dissenters' rights for partners opposed to the Conversion?

         Dissenters' rights are not required for this transaction. The dissenters' rights process is cumbersome, and we believe that the provision requiring a vote of the unaffiliated partners provides ample protection for investors.

15. Why is the Conversion fair to the A limited partners when they can no be redeemed at par after five years? and at $9.50 instead of $10?

         Smith Barney determined that the terms of the Conversion were fair to holders of A interests since the additional yield to be paid (11.6% vs. 11%) compensates the holders of A interests for the change in call protection and the cash payment of $1.30 per A interest compensates the A holders for the reduction in par value from $10.00 to $9.50 per A interest. The A holders will continue to receive their same monthly distribution aggregating $1.10 annually per A interest on a reduced investment of $9.50 par value which will yield 11.6% per annum.

16. Why is the Conversion fair to the A limited partners when interest payments can be deferred for five years?

         Deferral of interest payments is unlikely since it would adversely affect the Company's credit rating, prevent payments of dividends (if any) on the common stock, and have a depressing effect on the price of the common stock.

17. What are your intentions with respect to dividends on the common stock? will the negative book value affect the ability to pay dividends?

         The Board of Directors has not yet established a policy regarding the payment of dividends on the Common Stock after the Conversion. The payment of Dividends will be at the discretion of the Board and will depend upon earnings, financial condition, acquisition activities and other factors. The negative book value upon Conversion will not prevent the Corporation from paying dividends provided the Corporation pays dividends from net profits earned after Conversion.






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18.      What are your plans for stock options for executives? Will the stock option plans be submitted to stockholders for their approval?

         The Company intends to examine stock option plans in conjunction with its current deferred compensation plans for its executives. Of course, any stock option plans recommended by the Corporation's Board of Directors will be submitted to the common stockholders for their approval.

19. Now that the management fee will be eliminated, do you plan to increase officers salaries?

         The Company has no current plans to increase officers' salaries due to elimination of the management fee since the officers currently entitled to a portion of this fee will have received consideration in the form of Common Stock as part of the GP exchange package.

20. Who are the members of management who will receive accelerated payments under the deferred compensation plans?

         Mr. Corvino, CFO of the Company, in addition to certain Presidents of the Company's Operating Divisions will receive accelerated payments under the Company's deferred compensation plans. Messrs' Marshall, McDonnell and Edmonson have waived their rights to accelerate payments.

21.      Why does the corporation have a poison pill?

         The poison pill encourages persons considering an acquisition or takeover of the Corporation to negotiate with the Board of Directors rather than to pursue non-negotiated acquisitions or takeover attempts. This provision should provide greater value to stockholders.

22. How could Smith Barney give an opinion on fairness to the A's and fairness to the B's--isn't there a conflict between them (PS p.61)?

         The Special Committee viewed the A Interests as securities with attributes generally like preferred stock, and therefore principally as yield-oriented securities. On the other hand, the Special Committee viewed the B Interests as securities with attributes generally like common stock, and therefore principally as growth-oriented securities. Consequently, the Special Committee considered the two instruments as sufficiently different vis-a-vis their competing claims on the Partnership's resources to accommodate a single committee review and engagement of one financial advisor to render fairness opinions for both classes of securities. In addition, the Special Committee noted the requirement that the Conversion be approved by a majority of the outstanding unaffiliated A Interests and B Interests, voting as separate classes.

23. Why is the management fee being kept after the Conversion when the General Partner will be owned by the corporation?

         After conversion, the management fee will be retained within the corporation. There will be no payments to any party who currently receives the management fee. We are doing this to avoid the expense of eliminating the underlying partnership structure (reorganization of twelve operating divisions).


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24.      Why is the transaction so complicated? Why didn't you write the proxy statement in plain English like the SEC now requires?


         The transaction is complicated due to tax considerations and the various ownership constituencies (Class A holders, Class B holders and the General Partner). The Company does have available a Question and Answer brochure for its investors to answer key questions about its proposal.

25. On page 12 of the proxy statement, how did you come up with a value of $26,640,000 for the General Partner interest? Why did you use 8.0X when you use 5.0, 6.0 and 7.0 for liquidation values?

         The value of the management fee of $26,640,000 was calculated by the General Partner by applying a proposed capitalization factor of 8.0X the annual management fee of $3,330,000 based on an analysis of the multiples of EBITA of comparable industrial distribution companies. Liquidation values reflect lower multiples of EBITA due to the risks and uncertainties involved in pursuing a strategy of complete liquidation for all of the Partnership's businesses.

26. In the table on page 37, how did you come up with a value for the A Interests when continuing as a partnership of $11 when the A's' market price now is $12 1/2?

         The reference price of $11.00 in 1997 and 1998 per A interest when continuing as a partnership does not reflect the $1.30 cash payment to A holders as part of the A exchange package which is likely included in the current A market price of $12.50.

27. In the table on page 38, how did you come up with a value for the B Interests when continuing as a partnership of $2.40 when the B's' market price is now $5 1/2?

         The reference price of $2.40 in 1997 per B interest when continuing as a partnership reflects the impact of paying corporate income taxes, the payment of A distributions from net income after taxes and the Partnership's historical P/E multiple of 12.04 net income after-tax. The current B market price most likely assumes approval of the Conversion and elimination of a portion of the Partnership's p/E ratio discount of 18% to 25% to comparable industrial companies

28.      Why didn't the special committee consider alternatives?

         The Board of Directors of Lehman/SDI undertook the responsibility of considering the alternatives to the Conversion including continuation as a MLP and liquidation. The Special Committee was appointed to review, evaluate and reach a determination with respect to the fairness of the terms of the Conversion. This is discussed in detail on page 49 of the Proxy.









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29.      Why was Smith Barney instructed not to consider the projections given to lenders (PS p. D-5)?

         The projections given to lenders were developed by management to determine sufficient financial capacity to support a broad range of future corporate possibilities including acquisitions and a dividend policy; therefore, these projections were not representative of existing operations only that Smith Barney was evaluating. See page 5 of Exhibit D to the Proxy for a discussion of the caveats to the projections.

30. For Mr. Marshall: What are your plans for retiring? What procedures are in place for naming your successor?

         I have no current plans for retirement but intend to discuss succession plans with the Board of Directors post Conversion.

31. How is the restructuring going? Do you have plans for making other changes?

         Restructuring of the Technology Services Group is going according to plan and is still scheduled for substantial completion by December 31, 1998. There are no other major restructuring plans on the horizon.

32.      Are the distributions on the Trust Preferred Securities guaranteed?

         No, the distributions on the Trust Preferred Securities can be deferred for up to five years by the Corporation but are cumulative and interest compounds at 11.6% per annum until paid. The Company has paid monthly distributions to its A holders every month since its inception in February 1987.

33. I understand that the Trust Preferred Securities are callable after five years. Is it likely that the Company will call the Securities at that time?

         The Company will consider a call on all or a portion of the Trust Preferred Securities after five years dependent upon its financial position, internal growth of its core businesses, acquisition strategy, interest rates and other factors.

34. The current market price of a Class A interest is about $11.375. Can you explain why this is so when the Trust Preferred Security to be exchanged for it carries a $9.50 par value and the cash to be received in the Conversion is only $1.30 per A interest?

         The current market price of an A interest most likely reflects the cash portion of the A exchange package of $1.30 per A interest plus a premium to the $9.50 par value due to the current interest rate environment.

35. What is the Company's current earnings per common share on a pro forma basis assuming the conversion is approved?

         Earnings per common share on a pro forma basis for the three months ended March 31, 1997, were $0.176. Pro forma earnings for the twelve months ended December 31, 1996 were $0.816. I can't give you pro forma results through June 1997 because that is non-public information.




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36.      You noted that the Company's Class B interest has traded at discount to its peer group of about 25%. Given the recent run up in value of a Class B interest to $5.50 to $5.75, is there still a discount in the price earnings ratio on the B interest?

         Our earnings have increased in the last two quarters, as well as the overall valuation levels in the stock market. Our price appreciation since the conversion terms were announced seems to be greater than can be explained by these factors. It appears that the discount to our P/E multiple is narrowing in anticipation of the conversion.


37. What is the advantage for a Class A holder to vote for the Conversion if he would continue to receive his monthly distributions in perpetuity if the Company remained in partnership form that is allowed under current tax law?

         If the Conversion is not approved, it is likely that the General Partner will explore alternatives to the Conversion including liquidation which would result in A holders receiving a liquidation value of d$10.00 per A interest. The probability of A holders continuing to receive monthly distributions in perpetuity, if the Company remained in partnership form, is unknown.